1 Ivonescimab with Chemotherapy Reduced the Risk of Disease Progression or Death by 40% Compared to Tislelizumab (PD-1 Inhibitor) Plus Chemotherapy in 1L Treatment of Patients with Squamous NSCLC in the HARMONi-6 Study Conducted by Akeso in China Ivonescimab in Combination with Chemotherapy Is the First Known Regimen to Achieve a Clinically Meaningful Benefit over an anti-PD-(L)1 Antibody Combined with Chemotherapy in a Phase III Clinical Trial in 1L NSCLC: Median PFS of 11.14 Months vs. 6.90 Months, Respectively, for Patients Receiving Ivonescimab Plus Chemotherapy vs. Tislelizumab Plus Chemotherapy; Hazard Ratio of 0.60 Tolerable Safety Profile Reaffirmed for PD-1 / VEGF Bispecific in Squamous NSCLC: Comparable Serious Treatment-Related Adverse Events and TRAE-Led Discontinuation & Death Rates Were Observed in the Two Arms of HARMONi-6 Summit-Sponsored HARMONi-3 Global Study Will be Split into Two Analyses by Histology: Squamous NSCLC Cohort Expected to Complete Enrollment in First Half 2026 with Data Readout Expected in Second Half 2026; Non-Squamous NSCLC Cohort Expected to Complete Enrollment in Second Half 2026 Simultaneous Ivonescimab Manuscript for HARMONi-6 Clinical Trial Results Published in The Lancet Conference Call to be Held at 8:00am ET on Monday, October 20, 2025 Miami, Florida, October 19, 2025 – Summit Therapeutics Inc. (NASDAQ: SMMT) ("Summit," "we," or the "Company") today announced results from the Phase III HARMONi-6 trial, conducted in China and sponsored by our partner, Akeso, Inc. (HKEX Code: 9926.HK), featuring the novel, potential first-in-class investigational bispecific antibody, ivonescimab. The data was presented today as part of the Presidential Symposium at the European Society for Medical Oncology 2025 Congress (ESMO 2025) in Berlin, Germany. The HARMONi-6 presentation, Phase III Study of Ivonescimab plus chemotherapy versus Tislelizumab plus chemotherapy as First-line Treatment for advanced squamous non-small cell lung cancer (HARMONi-6), evaluated ivonescimab in combination with platinum-based chemotherapy compared with tislelizumab, a PD-1 inhibitor, in combination with platinum-based chemotherapy in patients with locally advanced or metastatic squamous non- small cell lung cancer (NSCLC) irrespective of PD-L1 expression. HARMONi-6 is a single region, multi-center, Phase III study conducted in China sponsored by Akeso with all relevant data exclusively generated, managed, and analyzed by Akeso. The trial results were presented by Dr. Shun Lu, MD, PhD, Chief of Shanghai Lung Cancer Center at Shanghai Chest Hospital, Professor of Medicine at Shanghai Jiaotong University, and associate editor for the Journal of Thoracic Oncology. In major markets globally, first-line therapy for patients with advanced non-small cell lung cancer without driver mutations is most commonly a PD-1 inhibitor plus platinum-based chemotherapy. Prior to HARMONi-6, there were no known Phase III clinical trials in advanced NSCLC which have shown a statistically significant and clinically meaningful improvement compared to PD-(L)1 inhibitor therapy in combination with chemotherapy in a head-to- head setting.

Clinically Meaningful Efficacy

In the HARMONi-6 planned interim analysis of progression-free survival (PFS), ivonescimab in combination with chemotherapy demonstrated a statistically significant improvement in the primary endpoint, PFS, by Independent Radiologic Review Committee (IRRC), when compared to tislelizumab in combination with chemotherapy, achieving a hazard ratio (HR) of 0.60 (95% CI: 0.46, 0.78; p<0.0001). A clinically meaningful benefit was demonstrated across clinical subgroups, including those with either PD-L1 negative or positive expression. Both the overall response rate (ORR) measured according to RECIST v1.1 criteria, as well as the duration of response (DoR) were higher in patients treated with ivonescimab plus chemotherapy compared to those treated with tislelizumab plus chemotherapy.

HARMONi-6 ITT (n=532): *Median Follow-up: 10.28 mos*	**Ivonescimab + Chemo (n=266)**	**Tislelizumab + Chemo (n=266)**
Median PFS	11.14 mos (95% CI: 9.86, NE)	6.90 mos (95% CI: 5.82, 8.57)
PFS Stratified HR	0.60 (95% CI: 0.46, 0.78; p<0.0001)	
ORR	75.9%	66.5%
DoR	11.20 mos (95% CI: 8.54, NE)	8.38 mos (95% CI: 5.72, NE)

ITT: Intention-to-Treat population; mos.: months; NE: not established

HARMONi-6 PD-L1 Subgroup Analyses	**Ivonescimab + Chemo vs. Tislelizumab + Chemo**
PD-L1 Negative (PD-L1 TPS <1%) PFS stratified HR *Ivonescimab + Chemo n=105; Tislelizumab + Chemo n=105*	0.55 (95% CI: 0.37, 0.82)
PD-L1 Positive (PD-L1 TPS ≥1%) PFS stratified HR *Ivonescimab + Chemo n=161; Tislelizumab + Chemo n=161*	0.66 (95% CI: 0.46, 0.95)

Overall survival (OS) data was not yet mature at the time of the data cutoff and will be evaluated in the future.

Manageable Safety Profile

Ivonescimab demonstrated an acceptable and manageable safety profile in the HARMONi-6 study, which was consistent with previous Phase III studies conducted studying ivonescimab.

In squamous NSCLC, VEGF-A monoclonal antibodies have not been approved by health authorities including the FDA and have had limited clinical development based on historical early phase clinical trials, primarily due to significant risks of toxicity, including hemorrhage and other life-threatening, bleeding-related complications. The results of this study further validate the unique mechanism of action of ivonescimab, including key differences as compared to separately administering an anti-PD-1 monoclonal antibody and an anti-VEGF monoclonal antibody.

In this Phase III study, there were nine patients (3.4%) who discontinued ivonescimab plus chemotherapy due to treatment-related adverse events (TRAEs) compared to 11 patients (4.2%) who discontinued tislelizumab plus chemotherapy due to TRAEs. There were eight patients (3.0%) in the ivonescimab plus chemotherapy arm and

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10 patients (3.8%) in the tislelizumab plus chemotherapy arm who died as a result of TRAEs in this Phase III study. The most frequent TRAEs for ivonescimab treatment in combination with chemotherapy were common chemotherapy-related AEs, including alopecia, anemia, and various laboratory abnormalities, including neutrophil, white blood cell, and platelet count decreases. Grade 3 or higher immune-related adverse events occurred in 9.0% of patients receiving ivonescimab in combination with chemotherapy and 10.2% of patients receiving tislelizumab in combination with chemotherapy. Grade 3 or higher adverse events that were possibly VEGF-related in the ivonescimab plus chemotherapy arm were 7.5% vs. 2.3% for tislelizumab plus chemotherapy. Most of the possibly VEGF-related adverse events occurring in the ivonescimab plus chemotherapy arm were classified as Grade 1 or 2. Of note, Grade 3 or higher hemorrhage events were observed in five patients in the ivonescimab plus chemotherapy arm compared to two patients in the tislelizumab plus chemotherapy arm in this study.

HARMONi-6	**Ivonescimab + Chemo (n=266)**	**Tislelizumab + Chemo (n=265)**
Serious TRAEs (TRSAEs)	32.3%	30.2%
TRAEs Leading to Drug Discontinuation	3.4%	4.2%
TRAEs Leading to Death	3.0%	3.8%
Grade 3+ Immune-related	9.0%	10.2%
Grade 3+ Possibly VEGF-related*	7.5%	2.3%

**In the ivonescimab plus chemotherapy arm, possibly VEGF-related Grade 3+ events were largely driven by conditions such as hypertension (3.0%) and proteinuria (2.3%) and largely did not lead to the discontinuation of ivonescimab.* TRAE: treatment-related adverse event

"The novel mechanism of action of ivonescimab may allow for an improved clinical profile and longer duration of therapy, which help improve outcomes – this distinguishes ivonescimab from other PD-1 monoclonal antibodies and PD-(L)1 plus VEGF treatments administered separately," added Dr. Maky Zanganeh, Co-Chief Executive Officer and President of Summit. "No more striking is this result than in squamous NSCLC where the benefit of anti-VEGF therapy has been largely unrealized. Combined with the improved benefit in patients across all levels of PD-L1 expression, implying a true improvement in the immunotherapy activity, this study of ivonescimab in combination with chemotherapy provides rich context as to the potential benefit of ivonescimab across solid tumors, reaffirming its incredible potential to help a wide variety of patients suffering from cancer."

HARMONi-6 Clinical Trial Results Published in *The Lancet*

Today *The Lancet* published a manuscript titled, "Ivonescimab plus chemotherapy versus tislelizumab plus chemotherapy as first-line treatment for advanced squamous non-small-cell lung cancer (HARMONi-6): a randomised, double-blind, phase 3 trial." The publication is based on the results of HARMONi-6, a single region, multi-center, Phase III study conducted in China sponsored by Akeso, with data generated and analyzed by Akeso.

"HARMONi-6 is yet another meaningful milestone for ivonescimab, Team Summit, and our partners at Akeso, and most importantly, continues to advance a potential treatment option for patients living with difficult-to-treat cancers," said Robert W. Duggan, Chairman and Co-Chief Executive Officer of Summit. "We remain extraordinarily proud of our partnership with Akeso and their ongoing clinical accomplishments and advancement of ivonescimab in solid tumors. We also would like to express our heartfelt appreciation to those physicians and patients in China who

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participated in this important study, who are helping to advance the treatment of patients around the world with this incredibly innovative therapy."

HARMONi-3 Clinical Trial Update

Summit is currently enrolling patients in the HARMONi-3 study. HARMONi-3 is a multiregional Phase III clinical trial sponsored by Summit which is intended to evaluate ivonescimab combined with chemotherapy compared to pembrolizumab, an anti-PD-1 antibody, combined with chemotherapy in patients with first-line metastatic, squamous and non-squamous NSCLC. HARMONi-3 is currently enrolling patients globally and is conducted with registrational intent for the United States and other regions within Summit's license territories. The dual primary endpoints for this study are PFS and OS.

Summit has amended the protocol for the HARMONi-3 study in order to separate the statistical analysis (i.e., the outcome) of the primary endpoints by histology. Therefore, there will be separate analyses conducted to evaluate ivonescimab plus chemotherapy compared to pembrolizumab plus chemotherapy in patients with squamous NSCLC and in patients with non-squamous NSCLC.

As a result of having two separate intention-to-treat analyses within the HARMONi-3 study, the analyses for squamous tumors and non-squamous tumors may be conducted at separate times, as each analysis will be conducted upon the prespecified numbers of events being reached in the separate cohorts.

Summit currently expects to complete enrollment in the squamous cohort of HARMONi-3 in the first half of 2026 and expects to reach the prespecified number of events for the PFS primary endpoint analysis for this cohort in the second half of 2026. An interim analysis for overall survival may be conducted at a similar time.

At present time, Summit expects to complete enrollment in the non-squamous cohort of HARMONi-3 in the second half of 2026 and expects to reach the prespecified number of events for the PFS primary endpoint analysis for this cohort in the first half of 2027. An interim analysis for overall survival is planned to be conducted based upon reaching a prespecified number of events.

In order to sufficiently power each of the dual primary endpoints in both cohorts of this study, Summit plans to enroll 600 patients with squamous NSCLC and 1,000 patients with non-squamous NSCLC.

Reference Comparison of Results of 1L Squamous NSCLC Studies Evaluating Pembrolizumab or Tislelizumab Plus Chemotherapy Compared to Chemotherapy

Study Data at Initial Readout	**Study Regions**	**Median PFS (PD-1 + Chemo Arm)**	**Hazard Ratio vs. Chemo***	**Median Follow-up Time**	**Source**
KEYNOTE-407 (n=559)	Multiregional Study	6.4 months	HR=0.56	7.8 months	Paz-Ares, *NEJM*, 2018
RATIONALE-307 (n=360)	China Regional Study	7.6 months	HR=0.52*	8.6 months	Wang, *JAMA Oncology*, 2021

*RATIONALE-307 compared tislelizumab + carboplatin + paclitaxel (Arm A) vs. carboplatin + paclitaxel (Arm C) *and separately* tislelizumab + carboplatin + nab-paclitaxel (Arm B) vs. carboplatin + paclitaxel (Arm C). The study randomized patients 1:1:1 between the three arms. The median PFS results for tislelizumab + carboplatin + paclitaxel (Arm A) and tislelizumab + carboplatin + nab-paclitaxel (Arm B) were the same. The hazard ratios were 0.52 for Arm A vs. Arm C and 0.48 for Arm B vs. Arm C. KEYNOTE-407 randomized patients to receive either pembrolizumab or placebo plus carboplatin and either paclitaxel or nab-paclitaxel; the study was stratified by the choice of taxane.

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5 Conference Call Summit Therapeutics Inc. will host a conference call and live webcast to discuss recent updates related to ivonescimab, including data released at ESMO, on Monday, October 20, 2025, at 8:00am ET. Conference call and webcast information will be accessible through our website www.smmttx.com. An archived edition of the webcast will be available on our website later in the day on Monday. About Ivonescimab Ivonescimab, known as SMT112 in Summit’s license territories, North America, South America, Europe, the Middle East, Africa, and Japan, and as AK112 in China and Australia, is a novel, potential first-in-class investigational bispecific antibody combining the effects of immunotherapy via a blockade of PD-1 with the anti-angiogenesis effects associated with blocking VEGF into a single molecule. Ivonescimab displays unique cooperative binding to each of its intended targets with multifold higher affinity to PD-1 when in the presence of VEGF. This could differentiate ivonescimab as there is potentially higher expression (presence) of both PD-1 and VEGF in tumor tissue and the tumor microenvironment (TME) as compared to normal tissue in the body. Ivonescimab’s specifically engineered tetravalent structure (four binding sites) enables higher avidity (accumulated strength of multiple binding interactions) in the TME (Zhong, et al, SITC, 2023). This tetravalent structure, the intentional novel design of the molecule, and bringing these two targets into a single bispecific antibody with cooperative binding qualities have the potential to direct ivonescimab to the tumor tissue versus healthy tissue. The intent of this design, together with a half-life of 6 to 7 days after the first dose (Zhong, et al, SITC, 2023) increasing to approximately 10 days at steady state dosing, is to improve upon previously established efficacy thresholds, in addition to side effects and safety profiles associated with these targets. Ivonescimab was engineered by Akeso Inc. (HKEX Code: 9926.HK) and is currently engaged in multiple Phase III clinical trials. Over 3,000 patients have been treated with ivonescimab in clinical studies globally. Summit began its clinical development of ivonescimab in non-small cell lung cancer (NSCLC), commencing enrollment in 2023 in two multiregional Phase III clinical trials, HARMONi and HARMONi-3. In early 2025, the Company began enrolling patients for HARMONi-7. Summit intends to open clinical trial sites in the United States for the Phase III HARMONi-GI3 study in colorectal cancer (CRC) by the end of 2025. HARMONi is a Phase III clinical trial which intends to evaluate ivonescimab combined with chemotherapy compared to placebo plus chemotherapy in patients with epidermal growth factor receptor (EGFR)-mutant, locally advanced or metastatic non-squamous NSCLC who were previously treated with a third generation EGFR tyrosine kinase inhibitor (TKI) (e.g., osimertinib). Enrollment in HARMONi was completed in the second half of 2024, and top-line results were announced in May of 2025, with detailed results provided in September 2025. HARMONi-3 is a Phase III clinical trial which is intended to evaluate ivonescimab combined with chemotherapy compared to pembrolizumab combined with chemotherapy in patients with first-line metastatic, squamous or non- squamous NSCLC, irrespective of PD-L1 expression. HARMONi-7 is a Phase III clinical trial which is intended to evaluate ivonescimab monotherapy compared to pembrolizumab monotherapy in patients with first-line metastatic NSCLC whose tumors have high PD-L1 expression.

6 HARMONi-GI3 is a planned Phase III clinical trial evaluating ivonescimab in combination with chemotherapy compared with bevacizumab plus chemotherapy in patients with first-line unresectable metastatic CRC. In addition, Akeso has recently had positive read-outs in three single-region (China), randomized Phase III clinical trials for ivonescimab in NSCLC: HARMONi-A, HARMONi-2, and HARMONi-6. HARMONi-A was a Phase III clinical trial which evaluated ivonescimab combined with chemotherapy compared to placebo plus chemotherapy in patients with EGFR-mutated, locally advanced or metastatic non-squamous NSCLC who have progressed after treatment with an EGFR TKI. HARMONi-2 is a Phase III clinical trial evaluating monotherapy ivonescimab against monotherapy pembrolizumab in patients with locally advanced or metastatic NSCLC whose tumors have positive PD-L1 expression. HARMONi-6 is a Phase III clinical trial evaluating ivonescimab in combination with platinum-based chemotherapy compared with tislelizumab, an anti-PD-1 antibody, in combination with platinum-based chemotherapy in patients with locally advanced or metastatic squamous NSCLC, irrespective of PD-L1 expression. Akeso is actively conducting multiple Phase III clinical studies in settings outside of NSCLC, including biliary tract cancer, colorectal cancer, breast cancer, pancreatic cancer, small cell lung cancer, and head and neck cancer. Ivonescimab is an investigational therapy that is not approved by any regulatory authority in Summit’s license territories, including the United States and Europe. Ivonescimab was initially approved for marketing authorization in China in May 2024. Ivonescimab was granted Fast Track designation by the US Food & Drug Administration (FDA) for the HARMONi clinical trial setting. About Summit Therapeutics Summit Therapeutics Inc. is a biopharmaceutical oncology company focused on the discovery, development, and commercialization of patient-, physician-, caregiver- and societal-friendly medicinal therapies intended to improve quality of life, increase potential duration of life, and resolve serious unmet medical needs. Summit was founded in 2003 and our shares are listed on the Nasdaq Global Market (symbol "SMMT"). We are headquartered in Miami, Florida, and we have additional offices in Menlo Park, California, and Oxford, UK. For more information, please visit https://www.smmttx.com and follow us on X @SMMT_TX. Contact Summit Investor Relations: Dave Gancarz Chief Business & Strategy Officer Nathan LiaBraaten Senior Director, Investor Relations investors@smmttx.com media@smmttx.com

7 Summit Forward-looking Statements Any statements in this press release about the Company’s future expectations, plans and prospects, including but not limited to, statements about the clinical and preclinical development of the Company’s product candidates, entry into and actions related to the Company’s partnership with Akeso Inc., the Company's anticipated spending and cash runway, the therapeutic potential of the Company’s product candidates, the potential commercialization of the Company’s product candidates, the timing of initiation, completion and availability of data from clinical trials, the potential submission of applications for marketing approvals, potential acquisitions, statements about the previously disclosed At-The-Market equity offering program (“ATM Program”), the expected proceeds and uses thereof, the Company’s estimates regarding stock-based compensation, and other statements containing the words "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "target," "would," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the Company’s ability to sell shares of our common stock under the ATM Program, the conditions affecting the capital markets, general economic, industry, or political conditions, including the effects of geopolitical developments, domestic and foreign trade policies, and monetary policies, the results of our evaluation of the underlying data in connection with the development and commercialization activities for ivonescimab, the outcome of discussions with regulatory authorities, including the Food and Drug Administration, the uncertainties inherent in the initiation of future clinical trials, availability and timing of data from ongoing and future clinical trials, the results of such trials, and their success, global public health crises, that may affect timing and status of our clinical trials and operations, whether preliminary results from a clinical trial will be predictive of the final results of that trial or whether results of early clinical trials or preclinical studies will be indicative of the results of later clinical trials, whether business development opportunities to expand the Company’s pipeline of drug candidates, including without limitation, through potential acquisitions of, and/or collaborations with, other entities occur, expectations for regulatory approvals, laws and regulations affecting government contracts and funding awards, availability of funding sufficient for the Company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements and other factors discussed in the "Risk Factors" and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of filings that the Company makes with the Securities and Exchange Commission. Any change to our ongoing trials could cause delays, affect our future expenses, and add uncertainty to our commercialization efforts, as well as to affect the likelihood of the successful completion of clinical development of ivonescimab. Accordingly, readers should not place undue reliance on forward-looking statements or information. In addition, any forward-looking statements included in this press release represent the Company’s views only as of the date of this release and should not be relied upon as representing the Company’s views as of any subsequent date. The Company specifically disclaims any obligation to update any forward-looking statements included in this press release. Summit Therapeutics and the Summit Therapeutics logo are trademarks of Summit Therapeutics Inc. Copyright 2025, Summit Therapeutics Inc. All Rights Reserved